Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE ANNOUNCES STRATEGIC PARTNERSHIP WITH NANTUCKET-BASED CISCO BREWERS

Fast-Growing New England Craft Brewery Taps into CBA’s Brewery and Distribution Network to Drive Growth in the Northeast
Portland, Ore., and Nantucket, Mass. (Sept. 29, 2015) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), a leading craft brewing company, today announced it has formed a strategic partnership with Cisco Brewers, the first and only craft brewery on Nantucket Island in Massachusetts.
As part of the strategic partnership, the two companies are entering into a master distribution agreement and alternating proprietorship, in which Cisco Brewers will gain access to CBA’s extensive sales and distribution network and New Hampshire brewery to support Cisco’s growth, and bring more of their coveted island-inspired craft beers to more consumers throughout the Northeast.
Through the alternating proprietorship agreement, Cisco will not only leverage CBA’s state-of-the-art brewing facility in Portsmouth, N.H., but the two craft beer companies will also share a master brewer. CBA Lead Innovation Brewer Mark Valeriani will oversee production of Cisco beers at Cisco’s brewery on Nantucket, as well as CBA’s Portsmouth brewery, which is ideally located to support growing demand in the Northeast for distinctive craft beers with local relevance.
“This new partnership is exciting to us for several reasons,” said Andy Thomas, chief executive officer, CBA. “First, the team at Cisco has built an exceptional company with a deep connection to its local community and strong cultural values that mesh really well with CBA. Second, Cisco has already established a strong presence in the Northeast, which is an important market for us as we continue to expand the Alliance and leverage our East Coast footprint. And third, we see some terrific growth opportunities for both companies as we partner to bring more great brands and brews like Whale’s Tale and Grey Lady to more beer drinkers in the East.”
Cisco Brewers is one of the fastest-growing craft breweries in New England and has been featured by People Magazine, TripAdvisor, and the Huffington Post, among others, as a top destination on Nantucket. As demand for the brewery’s innovative beers continues to expand, the master distribution agreement with CBA will enable Cisco to increase distribution of its beers in chain and other retail accounts throughout its core markets in the Northeast. CBA will work with its network of wholesaler partners, as well as Cisco’s existing wholesalers, to bring the beers to market.
“Today, there are a lot of options for breweries that want to grow. Working with the team of people at CBA to craft this partnership has been extremely energizing,” said Cisco Brewers Chief Executive Officer Jay Harman. “Having a partner that knows how to manage a wholesale network and properly bring craft beer to market is just one of the reasons this partnership with CBA is so appealing. Anyone who has been to Cisco falls in love with the beer but also the mismatched handmade bar stools and carefree unbuttoned culture that makes us who we are. When it comes to sharing Cisco off the island, and the steep competition in New England and beyond – with a new brewery opening every 12 hours – our goal is to get good, fresh beer to market in a way that truly represents our brands and culture.”

CBA and Cisco Brewers Enter Strategic Partnership

Harman continued: “We evaluated several options when looking for ways to embark on the next stage in our journey, and after sitting around the kitchen table with Andy and his team, we realized we had found a partner who could not just help us grow, but who could also help us realize the full potential of what we started 20 years ago.”
The partnership with Cisco Brewers expands CBA’s family, which already includes one of the westernmost island breweries, Kona Brewing Company, with one of the easternmost island breweries in the United States. Cisco Brewers was founded 20 years ago on Nantucket Island, 25 miles off the coast of Cape Cod, and is best known for such island-inspired brews as Whale’s Tale Pale Ale, Grey Lady Ale, and Shark Tracker Light Lager, which benefits science and education programs for OCEARCH.
About CBA’s Emerging Business
CBA is committed to continue growing the Alliance through forging strategic partnerships with distinctive, identifiable craft beer brands in geographies that leverage CBA’s national brewing footprint and capabilities. As breweries explore the range of options for growth, CBA’s partnership model offers tangible value for both companies. Partners gain access to CBA’s sophisticated distribution network, state-of-the-art breweries, and deep craft beer expertise, while CBA establishes new home markets and local relevance in strategic growth areas. The company looks for partners that have strong potential for growth and deep connections to their local communities, such as Nantucket, Mass.-based Cisco Brewers and Boone, N.C.-based Appalachian Mountain Brewery.
About Craft Brew Alliance
CBA is a leading craft brewing company, which brews, brands, and markets some of the world’s most respected and best-loved American craft beers.

The company is home to three of the earliest pioneers in craft beer: Redhook Ale Brewery, Washington’s largest craft brewery founded in 1981; Widmer Brothers Brewing, Oregon’s largest craft brewery founded in 1984; and Kona Brewing Company, Hawaii’s oldest and largest craft brewery founded in 1994. As part of Craft Brew Alliance, these craft brewing legends have expanded their reach across the U.S. and more than 15 international markets.

In addition to growing and nurturing distinctive brands rooted in local heritage, Craft Brew Alliance is committed to developing innovative new category leaders, such as Omission Beer, which is the #1 beer in the gluten free beer segment, and Square Mile Cider, a tribute to the early American settlers who purchased the first plots of land in the Pacific Northwest.

Publicly traded on NASDAQ under the ticker symbol BREW, Craft Brew Alliance is headquartered in Portland, Ore., and operates five breweries and five pub restaurants across the U.S. For more information about CBA and its brands, please visit www.craftbrew.com.

About Cisco Brewers
Cisco Brewers is a craft brewery out to sea that embodies Nantucket's "away off shore" lifestyle. Part of the alcohol trilogy that started with Nantucket Vineyard in the early 1980's, continued in 1995 when winery employees launched the brewery in a shed behind the Vineyard, and expanded further when the partners joined forces to launch Triple Eight Distillery in 2000, Cisco Brewers is a unique operation, proud to be one of the very first producers in the United States crafting beer, wine, and spirits. Over twenty years of quaffing libations together, the five owners (Dean and Melissa Long, Randy and Wendy Hudson, and C.E.O. Jason Harman) and their dedicated team have grown the business organically in ways that value quality, experimentation, and innovation, as well as dogs, families, and fun. Their home

CBA and Cisco Brewers Enter Strategic Partnership

base is a major attraction for locals and tourists alike on Nantucket, and perhaps even more impressively, their products are recognized as world-class in a variety of categories. (Most recently, Triple Eight's Single Malt "Notch" was honored as the world’s best single malt whisky made outside of Scotland at the International Spirits Challenge.) Cisco beer truly is--as they've been saying since day one--"nice beer if you can get it", and everyone involved is excited about this opportunity to make that saying apply to more people.

Media Contact:                    Investor Contact:
Jenny McLean                        Edwin Smith
Craft Brew Alliance, Inc.                Craft Brew Alliance, Inc.
(503) 331-7248                    (503) 972-7884
jenny.mclean@craftbrew.com                ed.smith@craftbrew.com